Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2019 Financial Results

CHICAGO, October 23, 2019—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced third-quarter 2019 financial results featuring strong revenue and cash flow growth, with positive contributions from DBRS Morningstar, the newly combined credit ratings operations.

“We welcomed DBRS to the Morningstar family in the third quarter and are energized by the positive responses we’ve received from issuers and investors,” said Kunal Kapoor, Morningstar’s chief executive officer. “We’re pleased with DBRS Morningstar’s strong financial performance, as well as solid overall growth in our business as evidenced by attractive free cash flow generation. The investments we’ve made in the fastest growing areas of our business are adding to our momentum and continue to impact operating income growth in 2019.”

Third-Quarter Financial Highlights

(Note: DBRS Morningstar includes the combined operations and financial performance of DBRS and Morningstar Credit Ratings since the close of the acquisition on July 2, 2019. Reconciliation tables for all non-GAAP measures can be found at the end of this press release.)

•	Revenue increased 20.1% to $313.8 million. DBRS Morningstar represented 15.5 percentage points of growth, while all other Morningstar product areas contributed 4.6 percentage points. Excluding the non-recurring revenue impact of an amended license agreement in the prior-year period, revenue increased 9.1% for all other Morningstar product areas.

•	Organic revenue growth, which excludes DBRS Morningstar, was 5.6%. Growth was 10.2% excluding the license amendment from the prior-year period.

•	Operating income decreased 24.2% to $49.6 million. DBRS Morningstar, including acquisition-related amortization and integration expenses, negatively impacted operating income by 4.7 percentage points. There was a 19.5 percentage-point decline in operating income across the remainder of the business, or 4.2 percentage points excluding the license amendment.

•	Net income per diluted share declined 13.6% to $1.14, including the $0.14 dilutive impact of DBRS Morningstar. When adjusting for acquisition-related amortization and integration expenses, DBRS Morningstar results have been accretive by $0.03 per diluted share.

•	A gain on the sale of an equity method investment added $0.33 to net income per diluted share in the current quarter. In the prior-year period, the non-recurring impacts from the license amendment and the sale of a portion of the equity ownership interest in Morningstar Japan K. K. (“MJKK”) increased net income per diluted share by $0.29.

•	Cash provided by operating activities increased 32.5% to $105.7 million; free cash flow was $85.6 million, or 42.2% higher than the third quarter of 2018.

Year-to-Date Financial Highlights

•	Revenue increased 11.8% to $846.6 million; organic revenue growth was 7.9%.

•	Operating income decreased 10.0% to $149.9 million.

•	Net income per diluted share declined 11.6% to $2.89, versus $3.27 for the first nine months of 2018.

•	Cash provided by operating activities increased 20.2% to $251.9 million; free cash flow was $194.8 million, or 26.2% higher than the first nine months of 2018.

Overview of Third-Quarter Financial Results

Revenue for the third quarter was $313.8 million, an increase of $52.5 million, or 20.1%, compared with the third quarter of 2018. The contribution of DBRS Morningstar was $41.0 million, or 15.5 percentage points in the third quarter. All other Morningstar product areas impacted growth by $11.5 million or 4.6 percentage points. Excluding the impact of DBRS Morningstar and the license amendment, revenue grew by 9.1%.

License-based revenue grew 4.0% year over year, or 9.9% excluding the revenue benefit from the license amendment in the prior-period results. PitchBook, Morningstar Direct, and Morningstar Data continued to be the primary drivers of license-based revenue growth in the quarter.

Positive equity market performance was a key driver of growth in our asset-based products. Average assets under management and advisement increased by 5.5% year over year, while assets linked to Morningstar Indexes grew 41.0%. Morningstar Investment Management revenue increased 6.8% as the gross revenue contribution from the Morningstar Funds Trust offset ongoing fee compression resulting from a shift in the asset mix to lower-fee strategies. Workplace Solutions revenue grew by 4.7% year over year.

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Transaction-based revenue nearly tripled year over year, driven by the contribution of DBRS Morningstar. Excluding the impact of the combined credit ratings operations, transaction-based revenue declined by 8.1% due to a decrease in advertising revenue on Morningstar.com.

Operating expense grew 34.9% in the third quarter of 2019. DBRS Morningstar contributed 19.9% to operating expense growth, including acquisition-related amortization and integration expenses. Operating expenses for the remainder of Morningstar increased 15.0% as the Company continues to invest for growth in the business. The primary drivers were higher compensation, production expenses (including fees paid to sub-advisors relating to the Morningstar Funds Trust and cloud computing costs), stock-based compensation related to the continued achievement of incentive targets under the PitchBook management bonus plan, and facilities.

Third-quarter operating income was $49.6 million, a decrease of $15.8 million or 24.2% compared with the prior-year period. DBRS Morningstar drove $3.0 million of the decrease. Excluding the impact of acquisition-related amortization and integration expenses, DBRS Morningstar contributed $6.7 million to operating income in the current quarter.

Morningstar operating income, excluding the contribution of DBRS Morningstar, declined by $12.8 million in the quarter. Excluding the impact of the prior-year license amendment on the year-over-year comparison, operating income declined $2.3 million, or 4.2%, compared with the prior-year period.

Third-quarter operating margin was 15.8%, compared with 25.0% in the prior-year period. Excluding acquisition-related amortization and integration expenses, adjusted operating margin was 20.4% in the third quarter of 2019, versus 27.0% in the prior-year period.

Net income in the third quarter of 2019 was $49.1 million, or $1.14 per diluted share, compared with $56.9 million, or $1.32 per diluted share, in the third quarter of 2018. The effective tax rate for the third quarter of 2019 was 21.3%, compared to 22.1% in the prior-year period.

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Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and DBRS Morningstar. The combination of DBRS and Morningstar’s U.S.-based credit ratings operations makes it difficult to ascribe the origin of revenue growth to either entity. As such, revenue from the entire credit ratings operation will be excluded from the reporting of organic revenue through the second quarter of 2020. Prior-period results have been adjusted to conform to this presentation. In the third quarter of 2019, organic revenue growth for the other five key product areas was 16.6%, which compares to organic revenue growth of 5.6% for Morningstar as a whole, or 10.2% when excluding the license amendment from the prior-year period.

The highlights below summarize key operating metrics as of and for the quarter ended Sept. 30, 2019, compared with the same date in 2018.

•	Revenue for Morningstar Data was up 5.2% to $48.9 million.

•	Morningstar Direct licenses increased 6.2% to 15,660, and revenue grew 8.7% to $37.4 million.

•	PitchBook licenses increased 61.4% to 32,587, and revenue grew 53.0% to $38.7 million.

•	Assets under management and advisement for Workplace Solutions rose 8.5% to $147.3 billion as of Sept. 30, 2019.

•	Assets under management and advisement in Managed Portfolios increased 0.7% to $45.9 billion as of Sept. 30, 2019.

Update on DBRS Morningstar Integration and Performance

DBRS Morningstar is making swift progress across all integration activities, with a core focus on integrating the analytical teams and methodologies in U.S. Structured Finance, where the two entities had the most overlap. In the third quarter of 2019, DBRS Morningstar made key model and methodology decisions and confirmed coverage across several asset classes. Based on achievements to date, integration is more than halfway complete in the U.S. With limited overlap, DBRS Morningstar’s Canadian and European operations required minimal integration and remain focused on execution of strategic initiatives. Consistent with expectations, ongoing integration of rating methodologies led to lower ratings volume across structured finance asset classes in the U.S., which negatively impacted performance. However, strong corporate issuance in certain industry sectors contributed to positive performance in Canada and Europe.

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Balance Sheet and Capital Allocation

As of Sept. 30, 2019, the Company had cash, cash equivalents, and investments totaling $352.8 million and $534.8 million of long-term debt, compared with cash, cash equivalents, and investments of $395.9 million and $70.0 million of long-term debt as of Dec. 31, 2018. The increase in long-term debt reflects the Company’s new senior credit agreement that was established in connection with the acquisition of DBRS. During the third quarter of 2019, the Company repaid the remaining balance of $15.0 million on its previous revolving credit facility and $62.8 million of the outstanding balance on its new senior credit facility.

Cash provided by operating activities was $105.7 million for the third quarter of 2019, an increase of 32.5% compared with $79.8 million in the prior-year period. Free cash flow was $85.6 million for the third quarter of 2019, an increase of 42.2% compared with $60.2 million in the prior-year period.

The Company paid $12.0 million in dividends in the third quarter of 2019.

Comparability of Year-Over-Year Results

In addition to the contribution from DBRS Morningstar and the acquisition-related amortization and integration expenses discussed above, certain other items affected the comparability of third-quarter 2019 results versus the same period in 2018.

•	Third-quarter 2019 results include a $3.5 million increase in stock-based compensation, primarily driven by the continued achievement of incentive targets under the PitchBook management bonus plan. This reduced operating income growth by 5.4 percentage points and diluted net income per share by $0.06.

•	Third-quarter 2019 results reflect the contribution of the Morningstar Funds Trust, which records revenue and sub-advisory fees on a gross basis. In the quarter ended Sept. 30, 2019, this resulted in a $2.9 million favorable impact to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

•	Foreign currency translation decreased revenue by $2.6 million, or 1.0%, and operating expenses by $2.2 million, or 1.1%, in the third quarter. This resulted in a $0.4 million decrease in operating income.

•	Third-quarter 2019 net income included a benefit of $14.4 million, or $0.33 per diluted share, from the sale of an equity method investment.

•	Third-quarter 2018 net income included benefits of $0.19 and $0.10 per diluted share from the license amendment and the sale of a portion of the Company’s equity ownership interest in MJKK, respectively.

•	On Jan. 1, 2019, Morningstar adopted ASU No. 2016-02, Leases (“ASC Topic 842”) using the effective date method. There was no material impact to the income statement.

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Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar's business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with about $217 billion in assets under advisement and management as of Sept. 30, 2019. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events, including the integration of DBRS Morningstar, or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "prospects," or "continue." These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2019 Morningstar, Inc. All Rights Reserved.

MORN-E

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Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in millions, except per share amounts)	2019	2018	change		2019	2018	change

Revenue	$313.8	$261.3	20.1%		$846.6	$757.2	11.8%
Operating expense:
Cost of revenue	128.4	100.0	28.4%		341.0	302.2	12.8%
Sales and marketing	44.0	35.8	22.9%		129.7	113.7	14.1%
General and administrative	57.2	35.4	61.6%		142.0	103.6	37.1%
Depreciation and amortization	34.6	24.7	40.1%		84.0	71.2	18.0%
Total operating expense	264.2	195.9	34.9%		696.7	590.7	17.9%
Operating income	49.6	65.4	(24.2%	)	149.9	166.5	(10.0%	)
Operating margin	15.8%	25.0%	(9.2)pp		17.7%	22.0%	(4.3)pp

Non-operating income, net:
Interest income expense, net	(4.8)	(0.2)	NMF		(4.8)	(1.2)	300.0%
Gain on sale of product line	—	—	—		—	10.5	NMF
Gain on sale of equity investment	19.5	5.6	248.2%		19.5	5.6	248.2%
Other income (expense), net	(0.8)	1.9	NMF		(1.8)	3.1	NMF
Non-operating income, net	13.9	7.3	90.4%		12.9	18.0	(28.3%	)

Income before income taxes and equity in net income (loss) of unconsolidated entities	63.5	72.7	(12.7%	)	162.8	184.5	(11.8%	)
Equity in net income (loss) of unconsolidated entities	(1.1)	0.3	NMF		(1.9)	(1.6)	18.8%
Income tax expense	13.3	16.1	(17.4%	)	36.5	42.3	(13.7%	)
Consolidated net income	$49.1	$56.9	(13.7%	)	$124.4	$140.6	(11.5%	)

Net income per share:
Basic	$1.15	$1.33	(13.5%	)	$2.91	$3.30	(11.8%	)
Diluted	$1.14	$1.32	(13.6%	)	$2.89	$3.27	(11.6%	)
Weighted average shares outstanding:
Basic	42.8	42.6	0.5%		42.7	42.6	0.2%
Diluted	43.2	43.1	0.2%		43.1	43.0	0.2%

NMF — Not meaningful, pp — percentage points

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Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
(in millions)	2019	2018	2019	2018

Operating activities
Consolidated net income	$49.1	$56.9	$124.4	$140.6
Adjustments to reconcile consolidated net income to net cash flows from operating activities	26.8	26.2	98.9	86.4
Changes in operating assets and liabilities, net	29.8	(3.3)	28.6	(17.5)
Cash provided by operating activities	105.7	79.8	251.9	209.5
Investing activities
Capital expenditures	(20.1)	(19.6)	(57.1)	(55.2)
Proceeds from sale of a product line	—	—	—	10.5
Acquisitions, net of cash acquired	(673.9)	—	(673.9)	—
Purchases of equity investments	(0.2)	(0.3)	(1.4)	(0.5)
Other, net	15.9	6.9	16.1	6.2
Cash used for investing activities	(678.3)	(13.0)	(716.3)	(39.0)
Financing activities
Common shares repurchased	—	—	(4.9)	(10.8)
Dividends paid	(12.0)	(10.6)	(35.9)	(31.9)
Repayments of long-term debt	(77.8)	(35.0)	(132.8)	(90.0)
Proceeds from long-term debt	610.0	—	610.0	—
Other, net	(2.7)	(2.6)	(13.1)	(12.5)
Cash provided by (used for) financing activities	517.5	(48.2)	423.3	(145.2)
Effect of exchange rate changes on cash and cash equivalents	(6.9)	(2.7)	(6.4)	(10.5)
Net increase (decrease) in cash and cash equivalents	(62.0)	15.9	(47.5)	14.8
Cash and cash equivalents—beginning of period	383.8	307.1	369.3	308.2
Cash and cash equivalents—end of period	$321.8	$323.0	$321.8	$323.0

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Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
(in millions)	2019	2018

Assets
Current assets:
Cash and cash equivalents	$321.8	$369.3
Investments	31.0	26.6
Accounts receivable, net	168.0	172.2
Income tax receivable, net	0.4	1.8
Other current assets	39.5	31.7
Total current assets	560.7	601.6

Property, equipment, and capitalized software, net	151.5	143.5
Operating lease assets	138.2	—
Investments in unconsolidated entities	59.9	63.1
Goodwill	1,015.8	556.7
Intangible assets, net	335.7	73.9
Other assets	20.7	15.0
Total assets	$2,282.5	$1,453.8

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$36.9	$54.4
Accrued compensation	107.7	109.5
Deferred revenue	240.0	195.8
Operating lease liabilities	33.3	—
Long-term debt, current	11.0	—
Other	2.8	3.1
Total current liabilities	431.7	362.8

Operating lease liabilities, non-current	132.3	—
Accrued compensation	12.5	11.8
Deferred tax liability, net	85.1	22.2
Long-term debt	534.8	70.0
Other long-term liabilities	44.2	52.3
Total liabilities	1,240.6	519.1
Total equity	1,041.9	934.7
Total liabilities and equity	$2,282.5	$1,453.8

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Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended September 30				Nine months ended September 30
(in millions)	2019	2018	change		2019	2018	change

Revenue by Type (1)
License-based (2)	$204.6	$196.7	4.0%		$601.0	$559.5	7.4%
Asset-based (3)	54.5	50.5	7.9%		155.9	149.9	4.0%
Transaction-based (4)	54.7	14.1	287.9%		89.7	47.8	87.7%

Key product area revenue (1)
Morningstar Data	$48.9	$46.5	5.2%		$146.3	$137.6	6.3%
Morningstar Direct	37.4	34.4	8.7%		110.5	102.5	7.8%
PitchBook	38.7	25.3	53.0%		106.1	70.0	51.6%
Morningstar Investment Management	29.8	27.9	6.8%		85.3	83.9	1.7%
DBRS Morningstar (5)	49.6	8.6	476.7%		69.7	24.6	183.3%
Morningstar Advisor Workstation	22.2	23.6	(5.9%	)	66.8	68.2	(2.1%	)
Workplace Solutions	20.0	19.1	4.7%		58.2	56.0	3.9%

	As of September 30
	2019	2018	change
Select business metrics
Morningstar Direct licenses	15,660	14,751	6.2%
PitchBook Platform licenses	32,587	20,195	61.4%
Advisor Workstation clients (U.S.)	167	180	(7.2%)
Morningstar.com Premium Membership subscriptions (U.S.)	111,424	117,340	(5.0%)

Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts	$65.5 bil	$63.1 bil	3.8%
Fiduciary Services	47.5 bil	43.1 bil	10.2%
Custom Models	34.3 bil	29.5 bil	16.3%
Workplace Solutions (total)	$147.3 bil	$135.7 bil	8.5%
Investment Management
Morningstar Managed Portfolios	$45.9 bil	$45.6 bil	0.7%
Institutional Asset Management	16.0 bil	16.0 bil	0.0%
Asset Allocation Services	7.7 bil	10.6 bil	(27.4%)
Investment Management (total)	$69.6 bil	$72.2 bil	(3.6%)

Asset value linked to Morningstar Indexes	$64.0 bil	$45.4 bil	41.0%

	Three months ended September 30			Nine months ended September 30
	2019	2018	change	2019	2018	change

Average assets under management and advisement	$216.9 bil	$205.5 bil	5.5%	$209.3 bil	$201.9 bil	3.7%

(1) Key product area revenue and revenue by type includes the effect of foreign currency translation.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, and other similar products. Excluding the non-recurring revenue benefit from the license amendment in the prior period results, license-based revenue grew 9.9% and 9.5% during the third quarter and first nine months of 2019, respectively.

(3) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising sales, and conferences.

(5) Revenue for the three months and nine months ended September 30, 2018 reflects Morningstar Credit Ratings. Revenue for the first six months of 2019 includes revenue from Morningstar Credit Ratings while revenue for the third quarter of 2019 includes revenue from DBRS Morningstar, the newly combined credit ratings operations.

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Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar's condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures that are considered non-GAAP by the Securities and Exchange Commission, including consolidated revenue excluding DBRS Morningstar and the license amendment, consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue), consolidated operating income excluding DBRS Morningstar and the license amendment, consolidated operating income excluding acquisition-related amortization and integration expenses (adjusted operating income), consolidated operating margin excluding acquisition-related amortization and integration expenses (adjusted operating margin), consolidated diluted net income per share excluding acquisition-related amortization and integration expenses (adjusted diluted net income per share), and cash provided by or used for operating activities less capital expenditures (free cash flow). These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. The total contribution of DBRS Morningstar is excluded from organic revenue growth, as going forward it will be difficult to attribute revenue and related revenue growth to each entity on a standalone basis.

Morningstar presents certain non-GAAP measures to show the effect of the DBRS acquisition and related acquisition costs, better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of the combined DBRS Morningstar operations.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30				Nine months ended September 30
(in millions)	2019	2018	change		2019	2018	change

Reconciliation from consolidated revenue to revenue excluding DBRS Morningstar and the license amendment:

Consolidated revenue	$313.8	$261.3	20.1%		$846.6	$757.2	11.8%
Less: acquisitions	(49.6)	(8.6)	476.7%		(49.6)	(8.6)	476.7%
Less: non-recurring license amendment	—	(10.5)	NMF		—	(10.5)	NMF
Revenue excluding DBRS Morningstar and the license amendment	$264.2	$242.2	9.1%		$797.0	$738.1	8.0%

Reconciliation from consolidated revenue to organic revenue:

Consolidated revenue	$313.8	$261.3	20.1%		$846.6	$757.2	11.8%
Less: acquisitions	(49.6)	(8.6)	476.7%		(49.6)	(8.6)	476.7%
Effect of foreign currency translations	2.6	—	NMF		11.1	—	NMF
Organic revenue	$266.8	$252.7	5.6%		$808.1	$748.6	7.9%
Less: non-recurring license amendment	—	(10.5)	NMF		—	(10.5)	NMF
Organic revenue excluding the license amendment	$266.8	$242.2	10.2%		$808.1	$738.1	9.5%

Reconciliation from consolidated operating income to operating income excluding DBRS Morningstar and the license amendment:

Consolidated operating income	$49.6	$65.4	(24.2%	)	$149.9	$166.5	(10.0%	)
Add: DBRS Morningstar operating loss (income) including acquisition-related amortization and integration expenses (1)	3.1	0.1	NMF		0.1	(1.2)	NMF
Operating income excluding DBRS Morningstar	$52.7	$65.5	(19.5%	)	$150.0	$165.3	(9.3%	)
Less: non-recurring license amendment	—	(10.5)	NMF		—	(10.5)	NMF
Operating income excluding DBRS Morningstar and the license amendment	$52.7	$55.0	(4.2%	)	$150.0	$154.8	(3.1%	)

Reconciliation from consolidated operating income to adjusted operating income:

Consolidated operating income	$49.6	$65.4	(24.2%	)	$149.9	$166.5	(10.0%	)
Add: intangible amortization expense	13.4	5.2	157.7%		23.1	15.7	47.1%
Add: acquisition and integration-related expenses	1.1	—	NMF		2.9	—	NMF
Adjusted operating income	$64.1	$70.6	(9.2%	)	$175.9	$182.2	(3.5%	)

Reconciliation from consolidated operating margin to adjusted operating margin:

Consolidated operating margin	15.8%	25.0%	(9.2pp	)	17.7%	22.0%	(4.3pp	)
Add: intangible amortization expense	4.3%	2.0%	2.3pp		2.7%	2.1%	0.6pp
Add: acquisition and integration-related expenses	0.3%	0.0%	0.3pp		0.4%	0.0%	0.4pp
Adjusted operating margin	20.4%	27.0%	(6.6pp	)	20.8%	24.1%	(3.3pp	)

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:

Consolidated diluted net income per share	$1.14	$1.32	(13.6%	)	$2.89	$3.27	(11.6%	)
Add: intangible amortization expense	0.23	0.09	155.6%		0.40	0.27	48.1%
Add: acquisition and integration-related expenses	0.02	—	NMF		0.05	—	NMF
Adjusted diluted net income per share	$1.39	$1.41	(1.4%	)	$3.34	$3.54	(5.6%	)

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$105.7	$79.8	32.5%		$251.9	$209.5	20.2%
Capital expenditures	(20.1)	(19.6)	2.6%		(57.1)	(55.2)	3.4%
Free cash flow	$85.6	$60.2	42.2%		$194.8	$154.3	26.2%

(1) Operating loss (income) for the three months and nine months ended September 30, 2018 reflects Morningstar Credit Ratings. Operating loss for the first six months of 2019 includes operating loss from Morningstar Credit Ratings while operating loss for the third quarter of 2019 includes operating loss from DBRS Morningstar, the newly combined credit ratings operations.

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